Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on December 29, 2015, by and among GCT Ruby’s, Inc., a Nevada corporation (“GCT Ruby’s” or the “Buyer”) and The Grilled Cheese Truck, Inc., a Nevada corporation (the “Parent” and, together with GCT Ruby’s, “GCT”), on the one hand, and DJR Suburban Square, Inc., a Pennsylvania corporation (“Seller”), on the other hand. Each of the Buyer, Parent and Seller may be referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A.           Seller is the owner and operator of a retail franchise restaurant known as Ruby’s Diner, located in Ardmore, Pennsylvania (the “Business”);

B.           GCT Ruby’s is a wholly-owned subsidiary of Parent;

C.           Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets and properties of Seller used or usable in the Business on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the Parties hereto agree as follows:

Article I
DEFINED TERMS

For all purposes of this Agreement, the following terms have the meanings indicated:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Amendment” means the Certificate of Designation of the Rights, Privileges, and Preferences of the Parent Preferred Stock in the form of Exhibit A.

“Ancillary Documents” means the other agreements specifically contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement on or before the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.2(h) below.

“Assumed Liabilities” has the meaning set forth in Section 2.4 below.

“Bill of Sale” has the meaning set forth in Section 3.2(a) below.

“Business” has the meaning set forth in Recital A above.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Philadelphia, Pennsylvania.

“Business Financial Statements” has the meaning set forth in Section 4.5(a) below.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 9.1 below.

“Buyer Losses” has the meaning set forth in Section 9.1 below.

“Cash Consideration” has the meaning set forth in Section 2.6(b)(i) below.

“Closing” means the consummation of the purchase and sale transaction contemplated by this Agreement, which shall be deemed to have occurred at 11:59 pm, Eastern Time on the Closing Date.

“Closing Date” means the date of the Closing.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, purchase orders, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, of which Seller is a party, or by which any Transferred Assets may be bound or affected.

“Cure and Resolution Period” has the meaning set forth in Section 9.3(b) below.

“Demand Notice” has the meaning set forth in Section 9.3(a) below.

“Deposits” has the meaning set in Section 2.2(d).

“Disclosure Schedule” means the Disclosure Schedule which identifies specific sections to which each such disclosure relates and is delivered to Buyer by Seller in connection with this Agreement.

“Employee” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

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“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning set forth in Section 2.3 below.

“Excluded Liabilities” has the meaning set forth in Section 2.5 below.

“Fixed Assets” has the meaning set forth in Section 2.2(a) below.

“Franchise Agreements” has the meaning set forth in Section 4.25(a).

“Franchise Liabilities” means all Liabilities under the Franchise Agreements as a result of the termination thereof or otherwise.

“GAAP” has the meaning set forth in Section 4.5(a) below.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultra-hazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indemnitee” has the meaning set forth in Section 9.3(a) below.

“Indemnitor” has the meaning set forth in Section 9.3(a) below.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, assumed names, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions plans, proposals, technical data, financial and marketing plans, customer, user names and passwords, vendor and supplier lists, marketing and business data, databases, pricing and cost information and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (f) any manuals relating to operations, training, employment, including materials provided to any licensees; (g) computer programs and software, including source code and object code, program set-up and customization parameters, tools and data; (h) other intellectual property rights including but not limited to claims or causes or action arising out of past, present or future third party infringement or misappropriation of the foregoing; (i) rights under agreements relating to the foregoing; and (j) copies and tangible embodiments of the foregoing, in whatever form or medium.

“Intellectual Property Assets” means all Intellectual Property that is owned or leased by Seller and used in or necessary or desirable for the conduct of the Business.

“Inventories” has the meaning set forth in Section 2.2(c) below.

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“Knowledge” means, (i) with respect to Seller, the actual present knowledge of a particular matter by James Schaeffer or Richard Powell, after due inquiry; and (ii) with respect to Buyer or Parent, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer or Parent, as applicable, without independent inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means a liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all Actions, assessments, fines, losses, damages, Encumbrances, Liabilities, dimunition in value, interest, penalties, costs, and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith); provided, however, that ‘Losses’ shall not include any punitive or consequential Losses to the extent such Losses are not reasonably foreseeable, except in each case, to the extent claimed by a third party in a claim asserted in accordance with Section 9.4.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to, individually or in the aggregate, (a) have a material adverse effect on the business, properties, operations, condition (financial or otherwise), assets, licenses or results of operations of the Business, (b) materially diminish the value of the Transferred Assets or materially increase the Assumed Liabilities, or (c) materially impair or delay the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” has the meaning set forth in Section 4.8(a) below.

“Material Suppliers” has the meaning set forth in Section 4.13 below.

“Necessary Consent” has the meaning set forth in Section 3.2(e) below.

“Parent Common Stock” means shares of the common stock, par value par value $.001 per share, of Parent.

“Parent Preferred Stock” means shares of the Series B Convertible Preferred Stock, par value $0.001 per share, of Parent with the terms set forth in the Amendment.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means any statutory lien arising in the ordinary course of business by operation of law with respect to a Liability that is not yet due or delinquent.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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“Purchase Price” has the meaning set forth in Section 2.6(a) below.

“Representatives” shall mean the Affiliates, directors, managers, officers, employees, agents, advisers and representatives of Seller or Buyer.

“Securities Act” has the meaning set forth in Section 4.28 below.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 9.2 below.

“Seller Losses” has the meaning set forth in Section 9.2 below.

“Shareholders” means James Schaeffer and Richard Powell.

“Shares” has the meaning set forth in Section 2.6(b)(ii) below.

“Solvent” means, with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature in the ordinary course of business and has sufficient capital to carry on its business, and (b) the assets and properties of such Person at a fair valuation are greater than the aggregate Liabilities of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local, foreign or other tax (whether income, sales, bulk sales, FICA, Medicare, use, franchise, excise, real or personal property or other kind of tax), assessment, levy, impost, withholding or other governmental charge and includes all interest and penalties thereon.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Transferred Assets” has the meaning set forth in Section 2.1 below.

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Article II
PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1           Purchase and Sale. Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties contained herein, upon the Closing, and except as otherwise provided in Section 2.3 below, Seller agrees to sell, assign, transfer, and convey, and Buyer agrees to purchase, accept, acquire, and take assignment and delivery of, all of the Business, assets, properties, goodwill, and rights of the Business as a going concern, of every nature, kind, and description, tangible and intangible wherever located and whether or not carried or reflected on the books and records of the Business (hereinafter sometimes called the “Transferred Assets”), free and clear of any Encumbrance of any kind whatsoever, except Permitted Encumbrances.

2.2           Transferred Assets. The Transferred Assets include, without limitation, the following:

(a)          all equipment, machinery, leasehold improvements, fixtures, computer hardware, business machines, communications equipment, furniture, supplies, fixed assets, and other tangible personal property (including spare and maintenance parts) used in or relating to the Business (the “Fixed Assets”) as set forth in Schedule 2.2(a) and miscellaneous kitchen equipment located at the premises at which the Business is conducted;

(b)          all real property relating to the Business, including the real property leased thereunder;

(c)          all inventories (raw materials, including but not limited to food and beverage at the time of Closing that is in good physical condition and quality, usable and saleable in the ordinary course, not spoiled, damaged or contaminated, paper and supplies-in-transit that were ordered in the ordinary course of business) of the Business (the “Inventories”) as set forth in Schedule 2.2(c);

(d)          deposits with landlords, utilities, or any other vendor as set forth on Schedule 2.2(d) (the “Deposits”);

(e)          all “general intangibles” (as defined in the Uniform Commercial Code);

(f)          all Intellectual Property Assets as set forth in Section 4.12(a) of the Disclosure Schedule;

(g)          all Permits used in or related to the Business as set forth in Section 4.15(b) of the Disclosure Schedule;

(h)          all rights and incidents of interest of Seller or the Business in and to any Contracts other than Excluded Contracts, including without limitation, those Contracts listed in Schedule 2.2(h) (the “Assigned Contracts”);

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(i)          all claims, causes of action and rights of Seller against any Person, whether matured or unmatured, direct or indirect, known or unknown, or absolute or contingent to the extent related to the Transferred Assets as set forth in Schedule 2.2(i);

(j)          all of the following which pertain to the Transferred Assets, Assumed Liabilities or the Business: books, records, manuals and other materials, files, originals and copies of all Assigned Contracts, purchase orders, invoices, items of payment, tax receipts (but only related to those Taxes for which the Buyer could have liability after the Closing), computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, memoranda, forecast, price lists, sales records, customer lists, vendor and supplier lists, financial records, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, quality control records and procedures, research and development files, records, data, trademark files and disclosures, media materials and plates, sales order files and litigation files (other than litigation files primarily relating to Excluded Assets or Excluded Liabilities);

(k)          all telephone and facsimile numbers and all email addresses used in the Business;

(l)           all rights to indemnification, warranties, guarantees, claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against suppliers, manufacturers, contractors or other third parties relating to the Transferred Assets or the Assumed Liabilities; and

(m)         all goodwill and the going concern value of the Business.

2.3           Excluded Assets. No interest in the following assets (the “Excluded Assets”) is being sold or otherwise transferred by Seller to Buyer under this Agreement:

(a)          any Contract related to employment arrangements with current or former employees;

(b)          the Contracts listed in Schedule 2.3(b) (the “Excluded Contracts”);

(c)          Seller’s current assets, including without limitation, Seller’s cash, cash equivalents, credit card receivables for credit card transactions which occurred prior to the Closing and any intercompany receivables from DJ Brinton Lake, LLC or DJR King of Prussia, Inc.;

(d)          any Employee Plan established by Seller or the Business;

(e)          a refund or credit, if any, of Taxes due to Seller;

(f)          the organizational documents, minute books, books of account, Tax Returns and other records having to do with Seller’s organization, existence and maintenance as a corporation. However, such documents shall be made available to Buyer for review upon Buyer’s reasonable request;

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(g)          any equity interests in Seller; and

(h)          Seller’s rights under this Agreement or any other agreement between Seller and Buyer.

Notwithstanding the foregoing, Seller agrees to take reasonable steps, at Buyer’s expense, to make available historical information about Seller and its business for the purpose of assisting Buyer in having its financial statements audited as provided in Section 7.2(e) below.

2.4           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge (a) the Liabilities incurred or arising after the Closing under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any actual or alleged failure to perform, improper performance, warranty or other breach, default or violation of Seller on or prior to the Closing, and (b) the Franchise Liabilities (the Liabilities under clauses (a) and (b) collectively, the “Assumed Liabilities”).

2.5           Excluded Liabilities. Notwithstanding the provisions of Section 2.4 or any other provision of this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than the Assumed Liabilities (the “Excluded Liabilities”).

2.6           Purchase Price.

(a)          The purchase price for the Transferred Assets shall be equal to the sum of (i) Three Hundred Thousand Dollars ($300,000), (ii) the value of the Inventories at the date of Closing based on Seller’s cost, and (iii) an amount equal to any Deposits set forth on Schedule 2.2(d) (the “Purchase Price”).

(b)          At Closing Buyer shall pay to Seller the Purchase Price as follows:

(i)          An amount equal to sixty percent (60%) of the Purchase Price in cash, payable in immediately available funds (the “Cash Consideration”); and

(ii)         Such number of shares of Parent Preferred Stock equal in value to forty percent (40%) of the Purchase Price, based upon the Per Share Price (the “Shares”). The Shares are initially convertible into shares of Parent Common Stock on a one-for-one basis. The “Per Share Price” shall equal Three Dollars ($3.00) per Share.

(iii)        In addition, for no separate consideration, Parent shall deliver to Seller warrants (the “Warrants”) in the form attached hereto as Exhibit B for the purchase of a number of shares of Parent Common Stock, at an exercise price of One Dollar ($1.00) per share, equal to the number of Shares.

2.7           Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Estimated Closing Statement”), which Estimated Closing Statement must be reasonably acceptable to Buyer, setting forth Seller’s good faith estimate of Inventory, Deposits and the Purchase Price. After receipt of the Estimated Closing Statement, Buyer shall have the right to review and comment on the Estimated Closing Statement, and Seller shall accept such changes that are reasonably requested by Buyer (which revised statement shall thereafter become the Estimated Closing Statement for purposes of this Agreement).

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2.8           Post-Closing Purchase Price Adjustment.

(a)          As soon as practicable (but in any event within sixty (60) days) after the Closing, Buyer will prepare and deliver to Seller a certificate (the “Buyer Closing Statement”) that sets forth Buyer’s detailed, good faith determination of Inventory, Deposits and the Purchase Price. Seller and its Representatives will provide Buyer and its Representatives with reasonable access to Seller’s respective books and records, personnel and properties and any other information of Seller that Buyer reasonably requests in connection with Buyer’s preparation of the Buyer Closing Statement.

(b)          Seller will have forty-five (45) days after its receipt of the Buyer Closing Statement to review it. To the extent reasonably required to complete their review of the Buyer Closing Statement, Seller and its Representatives will be provided with reasonable access to the books, records and working papers of Buyer used to prepare the Buyer Closing Statement, Buyer’s finance personnel and any other information of the Business that the Seller reasonably requests relating to the determination of Purchase Price, and Buyer shall cooperate with the Seller and their Representatives in connection therewith. Seller will deliver notice to Buyer on or prior to the forty fifth (45th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor. If Seller fails to deliver such notice in such forty fifth (45th) day period, Seller will have waived its right to contest the Buyer Closing Statement. If Seller notifies Buyer of any objections to the Buyer Closing Statement in such 45-day period, Seller and Buyer will, within forty-five (45) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

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(c)          If at the conclusion of the Resolution Period, Buyer and Seller have not reached an agreement on any objections with respect to the Buyer Closing Statement, then all amounts and issues remaining in dispute will be submitted by Seller and Buyer to a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally or in Pennsylvania (the “Independent Expert”) (which appointment will be made no later than five (5) Business Days after the end of the Resolution Period) (provided, that if the Independent Expert does not accept its appointment or Buyer and Seller cannot agree on the Independent Expert, in either case within fifteen (15) days after the end of the Resolution Period, either Buyer or Seller may require, by written notice to the other, that the Independent Expert be selected by the Philadelphia Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association). Each of Seller and Buyer agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses relating to the work, if any, to be performed by the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and Seller, and (ii) Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Seller that are unsuccessfully disputed by Seller (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Expert will be borne by the party incurring such cost and expense. The Independent Expert will determine only those issues still in dispute at the end of the Resolution Period and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Buyer and Seller to the Independent Expert and not on the Independent Expert’s independent review. Each of Seller and Buyer will use its reasonable best efforts to make its respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert (A) will be bound by the provisions of this Section 2.8(c) and (B) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or Seller. Seller and Buyer will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Seller and Buyer and will be final, conclusive, non-appealable and binding for all purposes hereunder. The term “Final Statement” will mean a statement setting forth the definitive Purchase Price as agreed to by Seller and Buyer in accordance with Section 2.8(c) or the definitive Purchase Price resulting from the determination made by the Independent Expert in accordance with this Section 2.8(d).

(d)          For purposes of this Agreement, the “Adjustment Amount” shall mean an amount equal to the finally determined Purchase Price as shown on the Final Statement minus the amount of the Estimated Purchase Price. If the Adjustment Amount is a positive amount, then Buyer shall pay to Seller, within five (5) Business Days after the determination of the Final Statement, an amount equal to the Adjustment Amount in cash.

(e)          If the Adjustment Amount is a negative amount, then Seller shall pay to Buyer, within five (5) Business Days after the determination of the Final Statement, an amount equal to the Adjustment Amount in cash.

2.9           Allocation of Purchase Price. The Parties agree that the purchase price for the Transferred Assets shall be allocated among the Transferred Assets based upon the fair market value of such Transferred Assets and in a manner that is consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (such allocation amount, the “Purchase Allocation”). Buyer and Seller agree that Seller will prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) Internal Revenue Service Form 8594 (and corresponding state tax forms), and provide a copy to Buyer, who agrees to file a Form 8594 (and corresponding state tax forms) utilizing the same method of allocating the Purchase Price as reflected on the Seller’s Form 8594. Such forms shall comply with such allocation which has been approved by Buyer and is set forth on Schedule 2.7.

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Article III
CLOSING

3.1          Date and Place of Closing; Termination. The Closing will take place effective as of 11:59 pm, Eastern Time, on January 31, 2016 if all conditions to Closing have been satisfied or waived by that date by the exchange of documents via facsimile and email. In the event the Closing does not take place on January 31, 2016, the Closing shall take place by the exchange of documents via facsimile and email on the third (3rd) Business Day following written notice from Buyer or Seller to the other of the satisfaction or waiver of all conditions to the Closing set forth in in this Article III (other than those conditions which are to be satisfied on the Closing Date) or on such other date as the Parties mutually agree. The date on which the Closing occurs is referred to herein as the Closing Date.

3.2          Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer all of the following:

(a)          a bill of sale, in form and substance satisfactory to Buyer and as set forth in Exhibit C (the “Bill of Sale”), duly executed by Seller, warranting, transferring, and conveying to Buyer, or Buyer’s designee, good and marketable title to all of the Transferred Assets;

(b)          an affidavit of non-foreign status of Seller dated as of the Closing Date in form and substance required under Section 1445 of the Code such that Buyer is exempt from withholding any portion of the Purchase Price that might otherwise be required by Section 1445 of the Code;

(c)          copies, certified by Seller to be true and complete copies, of all of the Assigned Contracts, together with such bulk or individual assignments dated as of the Closing Date; and

(d)          all third party consents and approvals as may be necessary or desirable to effect a transfer to Buyer of all of Seller’s rights and interests under the Assigned Contracts and the consummation of the transactions contemplated by this Agreement, as listed on Schedule 3.2(d) and in a form and substance reasonably acceptable to Buyer (collectively, the “Necessary Consents”);

(e)          possession of and title to all of the Transferred Assets, and Buyer will be entitled to full use and possession of the Transferred Assets as of the Closing Date;

(f)          Uniform Commercial Code (“UCC”) Termination Statements terminating the UCC-1 Financing Statements referenced in Schedule 3.2(f) attached and satisfactory to Buyer in its sole discretion;

(g)          copies of all judgments and liens, if any, filed against Seller or any of the Transferred Assets. Notwithstanding the foregoing, no copies need be provided pursuant to this Section 3.2(h) that do not exceed an aggregate creditor amount of Fifty Thousand Dollars ($50,000);

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(h)          evidence of the release of all Encumbrances (other than Permitted Encumbrances), if any, against Seller or any of the Transferred Assets, in a form and substance reasonably acceptable to Buyer;

(i)           schedules current as of the Closing Date or such other date as specified in the applicable representation and warranty. For avoidance of doubt, the parties have agreed that no schedules are being delivered as of the date of signing of this Agreement; and

(j)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer.

3.3          Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a)          the Cash Consideration;

(b)          the Shares;

(c)          the Warrants; and

(d)          Assignment and assumption documents relating to the Assigned Contracts in form and substance reasonably satisfactory to Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer’s willingness to enter into and perform this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing (unless otherwise specified), that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately titled sections corresponding to the section of this Article IV; however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to the other Disclosure Schedule.

4.1          Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, including the Transferred Assets, and to carry on the Business as currently conducted.

4.2          Capitalization; Subsidiaries.

(a)          The Shareholders own all of the issued and outstanding equity interests in Seller, in equal shares, and no other Person owns any equity interests in Seller, and there are no options or other rights to subscribe for or purchase any equity interests of Seller or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of Seller, nor are there any Contracts to which Seller or either Member is a party or by which Seller or either Member is bound relating to any equity interests of Seller, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Seller, nor are there any voting trusts, proxies, limited liability company agreements or any other agreements or understandings with respect to the voting of Seller’s equity interests.

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(b)          Seller does not own, and since its formation has not owned, directly or indirectly, any Subsidiaries or equity securities or other ownership interests in any other Person.

4.3          Authority of Seller. Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and any other documents delivered hereunder, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.4          No Conflicts; Consents. Except as set forth on Section 4.4 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a)          conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller;

(b)          conflict with or result in a violation or breach of any provision of any Law applicable to Seller, the Business, or the Transferred Assets;

(c)          require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract, material Permit or other commitment to which Seller is a party or by which Seller or the Business is bound or to which any of the Transferred Assets are subject (including any Assigned Contract); or

(d)          result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Transferred Assets.

Other than as set forth in the Disclosure Schedule, no consent, approval, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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4.5          Financial Statements.

(a)          Seller has previously delivered to Buyer the financial statements of the Business consisting of the balance sheet of the Business as a date on or about December 31 in each of the years 2012, 2013 and 2014 and the related statements of income for the periods then ended, and as of November 29, 2015 and the year to date period then ended (collectively “Business Financial Statements”). Except as set forth on Section 4.5(a) of the Disclosure Schedule, the Business Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), consistently applied throughout and among the periods indicated, are true, correct, complete, and not misleading and present fairly the financial condition and results of operations of the Business as of the dates and for the periods indicated in all material respects.

(b)          Seller maintains accurate books and records.

(c)          Section 4.5(c) of the Disclosure Schedule, sets forth a detailed list of all of the intercompany receivables among Seller, DJ Brinton Lake, LLC and DJR King of Prussia, Inc.

4.6          Undisclosed Liabilities. Neither Seller nor its Affiliates has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Business Financial Statements, in accordance with GAAP, as of November 29, 2015, (b) those which have been incurred in the ordinary course of business consistent with past practice since November 29, 2015 and which are not, individually or in the aggregate, in excess of $10,000, or (c) Liabilities under Contracts.

4.7          Absence of Certain Changes, Events and Conditions. Since November 29, 2015, and except as listed on Section 4.7 of the Disclosure Schedule, none of the following has occurred:

(a)          change in any method of accounting or accounting practice for the Business or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets for the Business;

(b)          entry into any Material Contract;

(c)          incurrence, assumption or guarantee of any Liability by the Business or in connection with the Business or Transferred Assets;

(d)          transfer, assignment, sale, lease, or other disposition of any of the Transferred Assets or any other asset of the Business, or creation of any Encumbrance on any of the Transferred Assets, except in the ordinary course of business;

(e)         cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Transferred Assets;

(f)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any of the Intellectual Property;

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(g)          damage, destruction or loss, or any interruption in use, of any Transferred Assets in excess of $10,000 in the aggregate, whether or not covered by insurance;

(h)          (i) any grant, outside the ordinary course of business, of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any written agreements or consistent with past practice, (ii) any change, outside the ordinary course of business, of the terms of employment for any Employee;

(i)           loan to, or entry into any other transaction with, any member, director, officer or employee of Seller;

(j)           capital expenditure or commitment therefore relating to the Business for additions to its property, facilities or equipment outside of the ordinary course of business;

(k)          instituted, settled or agreed to settle any Action before any Governmental Authority relating to the Business, the Transferred Assets or the Assumed Liabilities;

(l)           a Material Adverse Effect; or

(m)          any Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.8          Material Contracts.

(a)          Section 4.8(a) of the Disclosure Schedule contains a complete, current and correct list of the following Contracts (i) by which any of the Transferred Assets are bound or affected or (ii) to which Seller is a party or by which it is bound in connection with the Business or the Transferred Assets, excluding the contracts executed in association with this Agreement (such Contracts listed or otherwise disclosed in Section 4.8(a) of the Disclosure Schedule, being “Material Contracts”):

(i)          all Contracts involving aggregate consideration in excess of $5,000 in the aggregate for any 12 month period and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii)         all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)        all Contracts that provide for the indemnification of any Person or the assumption of any tax, or other Liability of any Person;

(iv)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(v)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)        all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than 30 days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)      all Contracts with any Governmental Authority;

(ix)         all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          all joint venture, partnership or similar Contracts;

(xi)         all Contracts for the sale of any of the Transferred Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets;

(xii)        all powers of attorney with respect to the Business or any Transferred Asset;

(xiii)       all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xiv)      all other Contracts that are material to the Transferred Assets or the operation of the Business and not previously disclosed pursuant to this section.

(b)          Except as set forth on Section 4.8(b) of the Disclosure Schedule, each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. During the three (3) year period prior to the date of this Agreement, neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, cancel or materially amend, any Material Contract. Except as set forth on Section 4.8(b) of the Disclosure Schedule, no event or circumstance has occurred that, to Seller’s Knowledge, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer. There are no disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Transferred Assets. The consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Material Contracts on the same terms applicable to such Contracts immediately prior to the Closing. Seller has not waived any rights under any Material Contract.

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4.9          Title to, and Sufficiency of, Transferred Assets.

(a)          Seller owns good, marketable title to, or other legal rights to possess and use, all of the Transferred Assets, free and clear of any Encumbrance, title imperfection, or restriction of any kind whatsoever (whether accrued, absolute, contingent, or otherwise), except Permitted Encumbrances.

(b)          The Inventories consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventories (other than de minimis amounts) are (i) of merchantable quality, (ii) suitable for sale under existing quality control standards, and (iii) to Seller’s Knowledge, in compliance with all applicable regulations and standards of any Governmental Authority.

4.10        Real Property. Section 4.10 of the Disclosure Schedule contains an accurate and complete list and description of real property leases relating to the Business (collectively, the “Real Property Leases”), including the real property leased thereunder (collectively, the “Leased Premises”). The Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Real Property Leases, there are no existing defaults under the applicable lease by Seller or, to Seller’s Knowledge, any other party thereto, and no event of default on the part of Seller or, to Seller’s Knowledge, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Real Property Leases (along with any amendments thereto). Seller is in quiet possession of the Leased Premises. To Seller’s Knowledge, all leasehold improvements and fixtures located on the Leased Premises are (i) structurally sound with, to Seller’s Knowledge, no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. To the Knowledge of Seller, all utilities necessary for the conduct of business at the Leased Premises are in normal working order and are reasonably adequate for the present needs of the Leased Premises to utility services, or from the Premises to existing streets, highways and roads adjoining the Leased Premises. Seller has never owned any real property or any interest in real property (other than the Real Property Leases) in connection with the operation of the Business.

4.11        Fixed Assets. To Seller’s Knowledge and except as set forth on Section 4.11 of the Disclosure Schedule, the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which such property is intended and is being put. To Seller’s Knowledge and except as set forth on Section 4.11 of the Disclosure Schedule, none of such Fixed Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs due to normal wear and tear. Schedule 4.11 contains an accurate and complete list and description of leases in respect of the Fixed Assets (collectively, the “Fixed Asset Leases”). The Fixed Asset Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Fixed Asset Leases, there are no existing defaults under the applicable lease by Seller or, to Seller’s Knowledge, any other party thereto, and no event of default on the part of Seller or, to Seller’s Knowledge, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Fixed Asset Leases (along with any amendments thereto).

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4.12        Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property Assets, whether or not such Intellectual Property Asset is registered. Except as would not have a Material Adverse Effect, all required filings and fees related to the Intellectual Property Assets have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registrations relating to the Intellectual Property Assets are otherwise in good standing. Seller has provided Buyer, to Buyer’s reasonable satisfaction at the time of Closing, with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Assets.

(b)          Seller owns all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances, except to the extent such Intellectual Property Assets are subject to Encumbrances pursuant to Seller’s franchise agreement with Ruby’s Diner, Inc. Seller has taken all commercially reasonable and desirable action to maintain and protect the Intellectual Property Assets, and is in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(c)          The Intellectual Property Assets as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not and do not, to Seller’s Knowledge, infringe, violate or misappropriate the Intellectual Property or proprietary rights of any Person in any country. Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any infringement, violation or misappropriation with respect to any Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any Intellectual Property. To Seller’s Knowledge, (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property by any current or former employee, independent contractor, consultant or agent of Seller, or by any other Person, (ii) no current or former employee, independent contractor, consultant or agent of Seller has misappropriated any trade secrets of any other Person in the course of his, her or its performance as an employee, independent contractor, consultant or agent of Seller and (iii) no current or former employee, independent contractor, consultant or agent of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or Contract with Seller relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

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(d)          Seller is not party to any licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property. Section 4.12(d) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which Seller receives rights or authority from any Person with respect to any Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. Except as set forth on Section 4.12(d) of the Disclosure Schedule, all such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are, to Seller’s Knowledge, in full compliance with the terms and conditions of such agreements, and no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(e)          Each of the Intellectual Property Assets is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f)           No Action exists which challenges the legality, validity or enforceability of the Intellectual Property Assets, and no circumstances or grounds exists that would give rise to such Action.

(g)          Seller’s collection and dissemination of personal information in connection with the business has been conducted in accordance with all applicable Laws relating to privacy, data security, and data protection that are binding on Seller, and all applicable privacy policies adopted by the Seller.

4.13        Suppliers. Section 4.13 of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $1,000 for the period between December 31, 2014 and November 29, 2015 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.14        Legal Proceedings.

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened, whether at law or in equity, or before any Governmental Authority, against or by Seller (a) relating to or affecting the Business or the Transferred Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Transferred Assets.

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4.15        Compliance with Laws; Permits.

(a)          Seller has complied, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets, including but not limited to Laws relating to zoning, building, public health and access, plumbing, electrical, fire, occupational safety, pollution, environmental protection, and waste disposal matters. Seller has not received any Occupational Safety and Health Administration or other governmental citation with respect to the Leased Premises, the Transferred Assets or the Business. None of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Transferred Assets conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will in any material respect violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Encumbrance, Contract or any Law to which Seller is a party or by which Seller or the Business or any of the Transferred Assets may be bound or affected.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Transferred Assets, including but not limited to any food licenses required to sell and serve food at the Leased Premises, have been obtained by Seller and are valid and in full force and effect, except to the extent that the failure to hold any such Permits would not reasonably be expected to have a Material Adverse Effect with respect to the Business. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedule lists all the material Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets, including the names of the Permits and their respective dates of issuance and expiration. No revocation, suspension, lapse or limitation of any Permit is pending or has occurred, or to Seller’s Knowledge, is threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby).

4.16        Environmental Matters. Except as set forth in Section 4.16 of Disclosure Schedule, in connection with Seller’s ownership of the Transferred Assets (including the Leased Premises) and the operation of the Business on or prior to the Closing Date: (i) Seller has complied in all material respects with all applicable Environmental Laws; (ii) Seller has not received notice of any Actions pending or threatened against either Seller or the Transferred Assets relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions; and (iii) to Seller’s Knowledge, Seller has no environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to Seller’s past or current properties, facilities or operation except in the ordinary course of business or in accordance with applicable Law. Except for de minimis quantities of Hazardous Materials used, stored, disposed, or present in compliance with Environmental Laws on or about the Leased Premises, to Seller’s Knowledge, there are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises. Except as set forth on Section 4.16 of the Disclosure Schedule, Seller has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Seller’s Knowledge, Seller has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

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4.17        Employment Matters. Section 4.17 of the Disclosure Schedule contains a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof and at Closing, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof or Closing have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation. Buyer shall have the right, in its sole discretion, to employ, retain, or contract with any of such persons.

(a)          Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and to Seller’s Knowledge, there are no labor organizations representing, purporting to represent or attempting to represent any Employee. There are no wrongful discharge claims nor any other type of claims brought by or on behalf of any past or present employees of the Business pending or, to Seller’s Knowledge, threatened against Seller.

(b)          Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees. Seller does not and has not retained any Person who has been misclassified as an independent contractor to render services on behalf of the Business when such Person should have been properly classified as an employee. With respect to the conduct of the Business and the Employees, Seller has not incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as it may be amended from time to time, or any foreign, state or local plant closing and severance laws or obligations.

4.18        Employee Benefit Plans.

(a)          Section 4.18(a) of the Disclosure Schedule contains a complete and correct list of all employee benefit plans, fringe benefit plans or other similar arrangements which pertain to any Employee (including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, including plans that are multiemployer plans within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), (ii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites, including transportation and meals subsidies and benefits relating to company automobiles, clubs, vacation, child care, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (iii) any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not such plan is, in fact, regulated by ERISA) (collectively, the “Employee Plans”). Sellers have delivered to Buyer true and correct copies of each Employee Plan (along with all amendments thereto) (including written summaries of oral Employee Plans). With respect to each Employee Plan, each Seller is in compliance with the applicable provisions of the Code, ERISA, and all other Laws and Orders applicable with respect to all such Employee Plans. Each Seller is in compliance with the terms of all Employee Plans and has performed all of its obligations under all Employee Plans including the full payment when due of all amounts required to be made as contributions thereto or otherwise. As of the Closing, there will be no accrued unpaid vacation or sick leave balances for any Employees. Neither Seller nor any entity under “common control” with a Seller (within the meaning of Section 4001 of ERISA) is required to contribute or has, at any time since January 1, 2008, ever contributed to or had an obligation to contribute to any Multiemployer Plan or to any pension plan subject to Title IV of ERISA with respect to any Employee.

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(b)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any director, manager, officer or any Employee of any Seller or any entity under “common control” with a Seller (within the meaning of Section 4001 of ERISA); (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Employee Plan; or (iv) result, separately or in the aggregate with any other event, in an “excess parachute payment” within the meaning of Section 280G of the Code.

4.19        Taxes.

(a)          All Tax Returns with respect to the Business required to be filed by Seller for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid by Seller.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Except as set forth on Section 4.19(e) of the Disclosure Schedule, Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Transferred Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Assets (other than for current Taxes not yet due and payable).

(g)          Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreements that under any circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Seller is not a party to any Tax allocation or sharing agreement. Seller has not been a U.S. real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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4.20         Insurance. Section 4.20 of the Disclosure Schedule contains an accurate and complete description of all current policies of fire, general liability, theft, life, workers’ compensation, health, partners, and other forms of insurance owned or held by Seller relating to the Business or the Transferred Assets, specifying the insurer (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate and the portion of the coverage and the deductible that has been consumed) of coverage, type of insurance, policy number and any pending claims thereunder. All such policies are in full force and effect and all premiums with respect thereto are currently paid and none are due or delinquent, are sufficient for compliance with all requirements of law and of all agreements to which Seller is a party, are valid, outstanding and enforceable policies and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Seller has delivered to Buyer a complete and accurate list of all open, pending and outstanding claims history (and threats of claims) of Seller for bodily injury, workers’ compensation benefits, contractual liability, personal injury, property damage, loss, breach of contract or bad faith for the last three years, whether or not such claims are covered by insurance and whether or not Seller has received a reservation of rights by any insurers. Section 4.20 of the Disclosure Schedule set forth an accurate and complete list for the past three (3) years of all reservations of rights by insurers, deductibles, self-insured retentions, retrospective rating plans and dividend plans.

4.21         Absence of Certain Business Practices. Neither Seller nor its Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.22         Affiliate Transactions. No Affiliate, officer, director or manager of Seller or any of its Affiliates (nor, to Seller’s Knowledge, any immediate family member of any of the foregoing) is a party to any transaction with or has an outstanding Contract or other arrangement or commitment (including any receivable to or payable by Seller) with a Seller that relates to the Business or is a Transferred Asset.

4.23         Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller is, or may become, indebted. The Purchase Price and the Assumed Liabilities are not less than the reasonably equivalent value of the Transferred Assets. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

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4.24        Quality and Safety of Food & Beverage Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, (a) there have been no recalls of any food or beverage product of Seller or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by Seller or a Subsidiary; and (b) to Seller’s Knowledge, none of the food or beverage products of Seller or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner.

4.25        Franchise Matters.

(a)          Section 4.25(a) of the Disclosure Schedule sets forth a true and complete list of all (i) development agreements in which Seller or any of its Subsidiaries has been granted exclusive rights to develop or operate one or more “RUBY’S” restaurant or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas and (ii) franchise agreements that grant or purport to grant to Seller the right to develop or operate one or more “RUBY’S” restaurants or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any “RUBY’S” restaurant (each such restaurant, a “Seller Franchise”). Such development and franchise agreements are collectively referred to herein as the “Franchise Agreements”.

(b)          Each of the Franchise Agreements, when entered into, was valid and binding on Seller or its Subsidiaries, and, to Seller’s Knowledge, each other party thereto.

(c)          Except as set forth in this Section 4.25, Seller makes no representations or warranties with respect to the Franchise Agreements.

4.26        Brokers. Except as set forth in Section 4.26 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.27        Investment. Seller is acquiring the Shares for its own account, and not directly or indirectly for the account of any other person. Seller is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with the Securities Act of 1933 (the “Securities Act”) and any applicable state law regulating securities.

4.28        Registration of Securities. The Shares are restricted shares and have not been registered under the Securities Act, or any similar state securities law. Therefore, the Seller must bear the economic risk of investment for an indefinite period of time. The Shares cannot and will not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Except as set forth in Section 7.12 below, neither Buyer, Parent, nor any Representative of Buyer or Parent has made any representation, warranty, or covenant whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Securities Act is, or will become, available. Additionally, the Shares have not been registered or qualified under any applicable state law regulating securities and therefore the Shares cannot and will not be sold unless it is subsequently registered or qualified under any such act or an exemption therefrom is available. Neither Buyer, Parent, nor any Representative of Buyer or Parent has made any representation, warranty, or covenant whatsoever as to whether any exemption from any such act is, or will become, available.

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4.29         Access to Information. Seller acknowledges that Buyer has made available to it the opportunity to ask questions of and receive answers from Buyer’s and Parent’s management, including its officers and directors, concerning the terms and conditions of this Agreement and the business and financial condition of Buyer and Parent, and Seller has received such information about the business and financial condition of Buyer and Parent and the terms and conditions of the Agreement as it has requested. Seller understands that the Shares are speculative investments, which involve a high degree of risk of loss of Seller’s entire investment.

4.30         Sophistication. Seller further represents and warrants that Seller has such business or financial expertise as to be able to protect Seller’s own interests in connection with an investment in the Shares. Seller further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of such investment. Seller also represents that it has not been organized for the purpose of acquiring securities. Seller further represents that it is being represented in this transaction by an attorney who is fully familiar with the securities laws affecting this transaction.

4.31         Schedules and Exhibits. All schedules, including the Disclosure Schedule, and exhibits to this Agreement are true, complete, and accurate in all material regards.

4.32         Disclosure. No representations or warranties by either Seller in this Agreement, the Disclosure Schedules or exhibits to this Agreement, or any other document, the execution of which is contemplated by this Agreement (such documents, the “Ancillary Documents”), contains or will contain any untrue statement of material fact or omits or will omit to state, when read in conjunction with all of the information contained in this Agreement and the Ancillary Documents, any fact necessary in order to make the statements or facts herein or therein not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As a material inducement to Seller’s willingness to enter into and perform this Agreement, Buyer and Parent, jointly and severally, hereby represent and warrant to Seller that:

5.1           Organization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly licensed, authorized and qualified to do business and in good standing in the State of Nevada, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer or Parent to consummate the transactions contemplated by, and discharge their respective obligations under, this Agreement and the Ancillary Documents to which Buyer or Parent, as applicable, is a party (a “Buyer Material Adverse Effect”).

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5.2          Authority.

(a)          This Agreement has been duly executed and delivered by each of Buyer and Parent. No other corporate proceedings on the part of Buyer or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)          Upon the execution and delivery hereof, this Agreement will constitute a valid and binding obligation of Buyer and Parent enforceable against Buyer or Parent, as applicable, in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by rules of law governing specific performance, injunctive relief or other equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity). Upon the execution and delivery of the Shares and Warrants, the Amendment and the Warrant will constitute valid and binding obligations of Parent enforceable against Parent in accordance with their terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by rules of law governing specific performance, injunctive relief or other equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity).

(c)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, or conflict with, or require any consent under, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Buyer under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or Parent or of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Buyer or Parent is a party, or by which Buyer or Parent or any of their properties may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Parent or any of their properties other than for which such violations or conflicts would no reasonable be expected to have a Buyer Material Adverse Effect.

(d)          No consent or approval by, notice to or registration with any Governmental Authority is required on the part of Buyer or Parent in connection with the execution and delivery by Buyer and Parent of this Agreement, or the performance by Buyer or Parent of any of the transactions contemplated thereby.

5.3          Valid Issuance of Securities. The Shares when delivered to Seller at the Closing, will be duly authorized, validly issued, fully paid and not subject to assessments or capital calls. The Warrants when delivered to Seller at the Closing will be duly authorized and validly issued. The Parent Common Stock, when issued upon conversion of the Parent Preferred Stock or exercise of the Warrants, will be duly authorized, validly issued, fully paid and not subject to assessments or capital calls.

5.4          Fees or Commissions. Neither Buyer nor Parent (including their officers, directors and employees) have employed any broker, agent or finder or incurred any Liability for any brokerage fees, agent’s commissions or finder’s fee or similar obligation in connection with the transactions contemplated in this Agreement.

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5.5          Solvency. Neither Buyer nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Immediately after giving effect to this Agreement, Buyer shall be Solvent and shall have adequate capital to carry on its business.

Article VI
PRE-CLOSING COVENANTS

The Parties agree to the following with respect to the period between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to the terms and conditions hereof:

6.1          Efforts. Each Party will use their commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

6.2          Notices and Consents. Prior to the Closing Date, Seller will give all notices required to be given and use commercially reasonable efforts to obtain all Necessary Consents, and Buyer agrees to pay for reasonable costs and expenses incurred in obtaining the Necessary Consents from the landlord to the Leased Premises where the Business is currently conducted. Parent agrees to guarantee Buyer’s obligations to such landlord. Without limiting the foregoing, promptly after the date of this Agreement, Seller will deliver to the appropriate third parties all requests for any Necessary Consents, which requests will be in a form and substance reasonably acceptable to Buyer.

6.3          Conduct of the Business. Except as (i) otherwise contemplated hereby, (ii) required by applicable Law, (iii) set forth on Schedule 6.3 or (iv) consented to by Buyer in writing (which consent may not be unreasonably withheld, delayed or conditioned), Seller will use its commercially reasonable efforts to keep the Business and the Transferred Assets and Assumed Liabilities as presently conducted intact in all material respects, including using commercially reasonable efforts to (A) maintain its present operations, physical facilities, working conditions and relationships with suppliers, distributors, customers and employees (in each case on terms that are at least as favorable to the Business or Seller, as the case may be, as the terms of the Contracts between Seller and such suppliers, distributors, customers and employees as in effect as of the date hereof), (B) preserve and maintain the Transferred Assets (subject to normal wear and tear), (C) preserve the goodwill of the Business, (D) preserve any and all Permits, (E) conduct the Business only in the ordinary course of business and in compliance with all applicable Laws, and (F) prevent any development or changes which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Seller agrees that, during the period from the date of this Agreement until the Closing, except as (i) otherwise contemplated by this Agreement, (ii) required by applicable Law, (iii) set forth on Schedule 6.3, or (iv) consented to by Buyer in writing (which consent may not be unreasonably withheld, delayed or conditioned), Seller shall not:

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(a)          terminate, amend, modify, replace or enter into, or waive any rights with respect to, any Assigned Contract, other than in the ordinary course of business;

(b)          except in the ordinary course of business, sell, lease, assign, license, abandon, permit to lapse, transfer or otherwise dispose of any of the Transferred Assets, other than pursuant to Contracts existing as of the date of this Agreement that have been disclosed to Buyer;

(c)          create, incur or permit to exist any Encumbrances on the Transferred Assets except for Permitted Encumbrances and Encumbrances that will be removed at or prior to the Closing;

(d)          acquire (whether by merger or consolidation or purchase of equity or assets or otherwise) any business or assets of any Person outside of the ordinary course of business that would be Transferred Assets or Assumed Liabilities;

(e)          make any commitments in respect of capital expenditures that would constitute Assumed Liabilities outside of the ordinary course of business;

(f)          except with respect to immaterial increases made in the ordinary course of business to non-officer Employees, increase the compensation or benefits of any Employee;

(g)          make any changes to their accounting principles or practices, other than as required by applicable Law or GAAP;

(h)          make, change or revoke any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case to the extent such action would affect any Purchased Asset, Assumed Liability or the Business after the Closing; and

(i)           fail to replenish Business inventories and supplies in a normal and customary manner consistent with its prior practice, or make any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or make any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

(j)           institute, settle or agree to settle any Action before any Governmental Authority relating to the Business, the Transferred Assets or the Assumed Liabilities other than in the ordinary course of business (but not in any case involving amounts in excess of $10,000) or that would otherwise impose obligations on the part of Buyer after the Closing (other than customary confidentiality requirements);

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(k)          (i) enter into any transaction or Contract other than in the ordinary course of business or (ii) breach or violate any Contract or default under any Contract;

(l)           make any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment;

(m)         make any prepayment of any accounts payable, delay payment of any trade payables or other obligations other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business;

(n)          fail to maintain all of the tangible Transferred Assets and all other tangible properties and assets owned, leased, occupied, operated or used in connection with the Business in good repair, working order and operating condition subject only to ordinary wear and tear; or

(o)          agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (n) above.

6.4           Access to Transferred Assets and Assumed Liabilities. Except as may be prohibited by applicable Law, and except for any information that would be protected from discovery or disclosure in an Action due to any privilege recognized by applicable Law, Seller will (a) upon reasonable notice, permit Buyer and its Representatives to have reasonable access to all personnel, customers, premises, properties, assets, books, records, Contracts and documents constituting the Business or the Transferred Assets or Assumed Liabilities, and cause its Representatives to cooperate with any inspection or review by Buyer or its Representatives, and (b) furnish Buyer and its Representatives with financial and other information in Seller’s possession relating to the Transferred Assets, Assumed Liabilities and the Business as Buyer or its Representatives may from time to time reasonably request; provided, that Buyer and its Representatives will not unreasonably interfere with the business and operations of Seller.

6.5           Notification. Seller will give prompt written notice to Buyer of (i) any material development affecting the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents to which it is a party, including any Action that is commenced or, to the Knowledge of Seller, asserted or threatened against or with respect to Seller that relates to the Business, the Transferred Assets, the Assumed Liabilities or the consummation of the transactions contemplated by this Agreement or (ii) any failure of either Seller to comply with, perform or satisfy any covenant or comply with, perform or satisfy any condition contained in this Agreement or any Ancillary Document to be complied with, performed or satisfied by any such party. Buyer will give prompt written notice to Seller of (i) any material development affecting the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the Ancillary Documents to which it is a party, including any Action that is commenced or, to the Knowledge of Buyer, asserted or threatened against or with respect to Buyer that relates to the consummation of the transactions contemplated by this Agreement or (ii) any failure of Buyer to comply with, perform or satisfy any covenant or comply with, perform or satisfy any condition contained in this Agreement or any Ancillary Document to be complied with, performed or satisfied by any such party.

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6.6           No Alternative Transactions. Seller will, and will cause its Representatives to, immediately cease any existing discussion or negotiation with any Persons (other than the Buyer) conducted prior to the date hereof with respect to any proposed, potential or contemplated disposition of all or any portion of the Business (other than assets disposed of in the ordinary course of business) to any Person other than the Buyer (an “Alternative Transaction”). Seller will refrain, and will cause each of its Representative to refrain from taking, directly or indirectly, any action (a) to solicit or initiate the submission of any proposal or indication of interest relating to an Alternative Transaction, (b) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Transaction or (c) to authorize, engage in, or enter into any agreement or understanding with respect to an Alternative Transaction.

6.7           Confidentiality. Each Party acknowledges and agrees that the confidentiality provisions contained in the letter agreement dated September 30, 2014 between Buyer and Seller (the “Letter Agreement”) govern the information provided by or on behalf of Seller to Buyer or its Representatives in connection with the matters referred to in this Agreement. The confidentiality provisions contained in the Letter Agreement are incorporated in this Agreement by reference as if fully set forth in this Agreement. In the event of the termination of this Agreement, the confidentiality provisions contained in the Letter Agreement shall continue in full force and effect in accordance with the applicable terms.

6.8           Bulk Sales Law. The Parties hereby waive compliance with the provisions, to the extent applicable, of any bulk sales law under the Uniform Commercial Code of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer. Seller shall indemnify and hold harmless Buyer, Parent, and their respective Affiliates, assignees or successors thereof from and against any and all liabilities and damages incurred or suffered by Buyer, Parent or any of their respective Affiliates, assignees or successors arising out of or related to such waiver.

6.9           Pennsylvania Bulk Sales Tax Filings. Seller shall indemnify and hold harmless Buyer, Parent, and their respective Affiliates, assignees or successors thereof from and against any and all liabilities and damages incurred or suffered by Buyer, Parent or any of their respective Affiliates, assignees or successors arising out of or related to compliance with the bulk sales laws and regulations promulgated by the Pennsylvania Department of Revenue, the Pennsylvania Department of Labor & Industry and/or any other applicable Governmental Authority.

6.10          Supplements to Disclosure Schedule. From time to time prior to the Closing, the Seller shall supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof, that, if existing as of the date of this Agreement would have been required to be set forth or described on the Disclosure Schedule (each a “Schedule Supplement”). Buyer shall have five (5) Business Days after its receipt of any Schedule Supplement to terminate this Agreement by giving written notice to Seller if the matters disclosed in such Schedule Supplement constitute a Material Adverse Effect with respect to Seller. A Schedule Supplement shall be deemed to automatically amend and supplement the Disclosure Schedule and qualify the representations and warranties contained in this Agreement unless Buyer terminates this Agreement pursuant to the immediately preceding sentence.

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Article VII
CONDITIONS TO CLOSING; POST-CLOSING COVENANTS

7.1          Conditions to Obligation of Seller. The obligation of the Seller to consummate the transactions in connection with the Closing is subject to satisfaction of the following conditions:

(a)          the representations and warranties set forth in Article 5 above shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as of another date) and at and as of the Closing;

(b)          Buyer shall have performed and complied with, in all material respects, all of its covenants hereunder that are to be performed prior to Closing;

(c)          no action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated hereby, (B) cause the transactions contemplated hereby to be rescinded following their consummation, or (C) affect adversely the right of Buyer to own the Transferred Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions;

(d)          the Asset Purchase Agreement between Seller and Buyer with respect to the sale of DJR King of Prussia Plaza, Inc. and DJ Brinton Lake, LLC shall have closed or shall close simultaneously with this Agreement;

(e)          all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect the transactions will be reasonably satisfactory in form and substance to Seller, including delivery of all items enumerated in Section 3.3;

(f)          the unanimous consent of Seller’s members, satisfactory to the Seller in the Seller’s sole discretion, approving this Agreement and authorizing the transactions contemplated herein shall have been obtained.

(g)          receipt of the Necessary Consents.

(h)          Receipt of evidence that the Amendment has been filed with the Secretary of State of Nevada.

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Seller may waive any condition specified in this section if it executes a written waiver to that effect at or prior to the Closing.

7.2          Conditions to Obligation of Buyer and Parent. The obligation of Buyer and Parent to consummate the transactions in connection with the Closing is subject to satisfaction of the following conditions:

(a)          the representations and warranties set forth in Article 4 above (disregarding qualifications as to materiality and Material Adverse Effect) shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as of another date) and at and as of the Closing Date, and the information contained in all of the schedules and Exhibits to this Asset Purchase Agreement shall be true, correct, and complete, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(b)          since the date of this Agreement, no change, event, occurrence, effect, development, condition, circumstance, matter or state of facts shall have occurred that, individually or in the aggregate, has had (which is continuing and has not been cured) or would reasonably be expected to have a Material Adverse Effect;

(c)          Seller shall have performed and complied in all material respects with all of its covenants hereunder that are to be performed prior to Closing;

(d)          no action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated hereby, (B) cause the transactions contemplated hereby to be rescinded following their consummation, or (C) affect adversely the right of Buyer to own the Transferred Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions;

(e)          all actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect such transactions will be reasonably satisfactory in form and substance to Buyer, including delivery of all items enumerated in Section 3.2;

(f)          Buyer shall have received evidence of all Necessary Consents in a form reasonably satisfactory to Buyer; and

(g)          Seller shall have terminated such number of Seller’s Employees, consultants and contractors of the Business as set forth on Section 4.17 of the Disclosure Schedule.

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Buyer or Parent may waive any condition specified in this section if it executes a written waiver to that effect at or prior to the Closing.

7.3          Employment Obligations.

(a)          Buyer, in its sole discretion, may offer employment, as of the Closing Date or a later date, to any such Employees on terms and conditions determined by Buyer in its sole discretion. Sellers shall provide Buyer reasonable access to the Employees and, to the extent permitted by applicable Law, such information regarding such Employee as is contained in Sellers’ personnel records, for purposes of permitting Buyer to determine which Employees to offer to employ. Each Employee who accepts Buyer’s offer of employment and actually commences employment with Buyer is referred to herein as a “Transferred Employee”. Except to the extent otherwise expressly agreed in writing by an authorized officer of Buyer, Transferred Employees will be at-will employees who are terminable at-will in the discretion of Buyer; provided that Buyer shall not terminate any Transferred Employees in such a manner that causes Seller or its Affiliates to be subject to the notification requirements or other obligations arising under the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law (collectively, the “WARN Act”). Buyer and Seller shall cooperate with respect to Seller’s termination of employees and Buyer’s hiring of employees so that neither party has any liability under the WARN Act in connection therewith. Nothing express or implied in this Agreement will confer upon any Employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by any reason of this Agreement. Without limiting the foregoing, Seller shall not cause Buyer or its Affiliates to be subject to the notification requirements or other obligations arising under WARN Act. In the event Seller fails to comply with the obligations under this paragraph, Seller shall be responsible for all obligations, damages, fines or penalties arising under the National Labor Relations Act, COBRA, the WARN Act or any applicable state Laws and with respect to any employees of Seller or its Affiliates, and Seller shall indemnify, defend, and hold the Buyer, Parent and their respective Affiliates, assignees and successors free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the same.

(b)          Seller shall retain, and Buyer shall have no responsibility for, any and all Liabilities that have arisen or may arise with respect to (i) any Employee Plan, (ii) any Employee or former employee who is not a Transferred Employee, and (iii) any Transferred Employee to the extent attributable to events or circumstances occurring or existing on or prior to such person’s date of hire by Buyer. Without limiting the scope of the foregoing, Seller shall be solely responsible for (i) claims for workers compensation or for the type of benefits described under Section 3(l) of ERISA (whether or not covered by ERISA) that are incurred by Transferred Employees on or prior to such person’s date of hire by Buyer, and (ii) with respect to Transferred Employees and their beneficiaries and dependents, claims relating to COBRA coverage attributable to “qualifying events” occurring on or prior to such Transferred Employees’ respective dates of hire by Buyer. For purposes of the foregoing, (i) a medical/dental claim shall be considered incurred when the condition arose (and not when the medical services are rendered or medical supplies are provided), (ii) claims relating to a hospital confinement that commences on or prior to a Transferred Employee’s date of hire by Buyer but continues thereafter shall be treated as incurred on or prior such date of hire, and (iii) a disability or workers compensation claim shall be considered incurred on or prior to a Transferred Employee’s date of hire by Buyer if the injury or condition giving rise to the claim occurs on or prior to such date of hire.

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7.4           Public Announcements. Unless otherwise required by Law, neither Seller nor Buyer shall make any public announcements regarding this Agreement, the terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party. It is acknowledged that Parent is a public company and that it may make such public announcements as it deems, in its sole discretion, to be required by applicable Law (including any Securities and Exchange Commission position) or securities listing or trading requirement.

7.5           Post-Closing Receipts and Possession of Assets. If after the Closing Date any Party receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, but in any event within five (5) Business Days after its receipt thereof, together with any interest earned thereon, to an account or accounts designated in writing by such other party. In the event that after the Closing Date, Buyer receives or otherwise is in possession of any Excluded Asset, Buyer shall promptly notify Seller of its receipt or possession of the Excluded Asset and transfer, at Seller’s expense, such Excluded Asset to Seller. In the event that after the Closing Date, Seller receives or otherwise is in possession of any Transferred Asset, Seller shall promptly notify Buyer of its receipt or possession of the Transferred Asset and transfer, at Buyer’s expense (unless such receipt or possession is a result of a breach of this Agreement by Seller, in which case, at Seller’s expense), such Transferred Asset to Buyer.

7.6           Transfer Taxes. All transfer, documentary, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the transactions contemplated and the documents to be delivered hereunder shall be borne by Buyer. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

7.7           State Unemployment Tax Accounts. In every state in which a Seller has reported payroll and/or operative state unemployment tax accounts, to the extent requested by Buyer, Seller agrees to cooperate with Buyer to facilitate Buyer obtaining successor state unemployment tax account treatment in all such jurisdictions in a reasonably timely and complete manner.

7.8           Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Permit constituting a Transferred Asset, or any other Transferred Asset, or Seller’s rights to operate the Business, may not be assigned to Buyer without the consent, Permit, waiver, authorization, order or other approval of another Person (any of the foregoing, a “Transaction Consent”) which has not been obtained, this Agreement shall not constitute an agreement to sell, assign, convey, transfer or deliver any interest in any such right or Transferred Asset if an attempted assignment would constitute a breach thereof or be unlawful. Subject to the costs and expenses to be borne by Buyer pursuant to Section 6.2, Seller, at its expense, shall use its commercially reasonable best efforts to obtain any such consent(s) as promptly as possible. If any Transaction Consent, other than a Necessary Consent required and not waived by Buyer as a condition to Buyer’s obligations pursuant to Section 7.2(j) above, is not obtained and in effect as of the Closing, such that any attempted assignment would be ineffective or would adversely affect Buyer’s rights under a Transferred Asset or Buyer’s ability to operate the Business after the Closing, or the Parties would be unable to consummate the transactions contemplated by this Agreement, Seller, to the maximum extent permitted by Law and the Transferred Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Transferred Asset, with Buyer in any other arrangement, as determined in Buyer’s sole discretion, that is designed to provide such benefits to Buyer.

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7.9           Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents to be delivered hereunder.

7.10         Confidentiality. At all times following the Closing, Seller will not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Business, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller, and (b) to the extent that disclosure of such information is required by law or legal process (but only after Seller has provided Buyer with reasonable notice, provided such notice is not prohibited by law) and opportunity to take action against any legally required disclosure).

7.11         Corporate Existence. Seller agrees to maintain its corporate existence and remain in good standing under the laws of its jurisdiction of organization for a period of at least two (2) years after the Closing Date. Seller agrees that James Schaeffer and Richard Powell shall remain the members of Seller for a period of at least two (2) years after the Closing Date.

7.12         Compliance with Rule 144; Distribution to Shareholders. Parent covenants that it will file the reports required to be filed by Parent under the Securities Act and the Exchange Act, so as to enable Seller to sell the Shares pursuant to Rule 144 under the Securities Act. In connection with any sale by Seller pursuant to and in compliance with Rule 144 under the Securities Act, Parent shall cooperate with Seller to facilitate the timely preparation and delivery after such sale of stock certificates not bearing any Securities Act legend, provided all requirements of Rule 144 are met. Seller shall have the right to distribute the Shares to its Shareholders.

Article VIII
TERMINATION

8.1          Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)          GCT and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

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(b)          GCT may terminate this Agreement by giving written notice to Seller at any time (i) within five (5) business days of receipt of the Disclosure Schedules if the information disclosed in the Disclosure Schedules has a Material Adverse Effect, in the reasonable discretion of Buyer, as compared to information previously known to Buyer, or (ii) after February 29, 2016 (the “Outside Date”) by reason of the failure of any condition set forth in Section 7.2; provided, that the right of GCT to terminate this Agreement under this Section 8.1(b)(ii) will not be available if GCT has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or before such time;

(c)          Seller may terminate this Agreement by giving written notice to GCT at any time after the Outside Date by reason of the failure of any condition set forth in Section 7.1; provided, that the right of Seller to terminate this Agreement under this Section 8.1(c) will not be available if Seller has breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Closing at or before such time;

(d)          GCT or Seller may terminate this Agreement if any court of competent jurisdiction or other Governmental Authority shall have issued a Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any such party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement (or the breach by any Affiliate thereof) has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or other action;

8.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by Seller or GCT, as applicable, to the other(s), which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement by either GCT or Seller as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 8.2 and ARTICLE XI hereof which will survive the termination of this Agreement), and there will be no liability on the part of either Buyer (or Parent) or Seller to one another, except for any willful breaches of this Agreement prior to the time of such termination.

Article IX
INDEMNITY

9.1          Indemnity by Seller. Seller will indemnify, reimburse, defend and hold harmless Buyer, Parent, and their respective subsidiaries, Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of the foregoing (each, a “Buyer Indemnitee”) from and against and in respect of any and all Losses (collectively, “Buyer Losses”) resulting from, arising out of, relating to, or incurred, in whole or in part, by reason of:

(a)          any breach of any representation or warranty of Seller contained in this Agreement or any agreement, certificate, instrument, schedule, exhibit or document executed and delivered by Seller pursuant hereto;

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(b)          any breach of any covenant or agreement of Seller contained in this Agreement or any agreement, certificate, instrument, schedule, exhibit or document executed and delivered by Seller pursuant hereto;

(c)          the operation of the Business by Seller and its agents and employees prior to the Closing Date;

(d)          the existence of, or the failure of Seller to pay, perform or discharge when due, any Excluded Liability;

(e)          the existence of, or the failure of Seller to pay, perform or discharge when due, any transfer Taxes pursuant to Section 7.6;

(f)          the employment by Seller of any Employees or contractors of Seller;

(g)          Seller’s failure to comply with the bulk sales tax laws and regulations promulgated by the Pennsylvania Department of Revenue, the Pennsylvania Department of Labor & Industry, and/or any other applicable Governmental Entity;

(h)          the waiver of compliance, if any, with Uniform Commercial Code bulk sales law under Section 6.8; or

(i)          enforcing the Buyer Indemnitee’s indemnification rights provided for hereunder.

9.2          Indemnity by Buyer and Parent. Buyer and Parent will, jointly and severally, indemnify, reimburse, defend and hold harmless Seller and its respective subsidiaries, Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of the foregoing (each, an “Seller Indemnitee”) from and against and in respect of any and all Losses (collectively, “Seller Losses”) resulting from, arising out of, relating to, or incurred, in whole or in part, by reason of:

(a)          any breach of any representation, warranty, covenant, or agreement of Buyer or Parent contained in this Agreement or any agreement, certificate, instrument, schedule, exhibit or document executed and delivered by Buyer pursuant hereto;

(b)          the operation of the Business by Buyer and its agents and employees after the Closing Date

(c)          the existence of, or the failure of Buyer to pay, perform or discharge when due, any Assumed Liability after the Closing;

(d)          enforcing the Seller Indemnitee’s indemnification rights provided for hereunder.

9.3           Method of Asserting Claims. All claims for indemnification by or on behalf of a Buyer Indemnitee or a Seller Indemnitee under this Article IX will be asserted and resolved as follows:

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(a)          If any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnitee”) incurs a Loss, then the Indemnitee may give written notice (the “Demand Notice”) of the Indemnitee’s demand for reimbursement and indemnification to the other Party or Parties from whom indemnification is being claimed (the “Indemnitor”). The Demand Notice will describe in reasonable detail the nature of, and will state the amount of, the Loss or Losses.

(b)          For a period of twenty (20) Business Days after the Indemnitee gives the Demand Notice (the “Cure and Resolution Period”):

(i)          the Indemnitor will have an opportunity to cure and remedy any event causing a Loss; and

(ii)         the Parties will attempt to negotiate in good faith a resolution and settlement of the subject matter of the Demand Notice satisfactory to all Parties.

(c)          If the Indemnitor responds to the Demand Notice within the Cure and Resolution Period and the Indemnitee still is not satisfied with the cure or the status of negotiations at the end of the Cure and Resolution Period, then the Indemnitee may pursue any and all remedies available under this Agreement, at law, and in equity, as the Indemnitee considers appropriate. The Indemnitor shall also have the right to take any reasonable action that it deems necessary to recover for any Losses for which it is held responsible and for which the Indemnitee has not taken reasonable steps to ameliorate such Losses.

9.4          Third-Party Claims. If a claim giving rise to indemnification hereunder results from, or arises out of, any Action by a Person who is not a party to this Agreement, the Indemnitor, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnitor does not assume the defense of any such Action, the Indemnitee may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnitor, on such terms as the Indemnitee may deem appropriate and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnitor of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnitor shall not settle any Action without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5           Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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9.6           Limitation. Notwithstanding the foregoing in this Article IX, an Indemnitor shall not be liable under this Article IX for any Losses arising out of a claim relating to a breach of representation or warranty by such Indemnitor unless and until the aggregate amount of Losses incurred or suffered by a Buyer Indemnitee or a Seller Indemnitee, as applicable, for which the such Buyer Indemnitee or a Seller Indemnitee is entitled to recovery pursuant to Section 9.1(a) or Section 9.2(a), as applicable, exceeds an aggregate of Twenty Thousand Dollars ($20,000) (the “Deductible”), whereupon the Buyer Indemnitee or a Seller Indemnitee, as applicable, shall be entitled to indemnification for all such Losses from the first dollar; provided, however, that the maximum amount of Losses that a Buyer Indemnitee or a Seller Indemnitee will be entitled to recover pursuant to Section 9.1(a) or Section 9.2(a), as applicable, in the aggregate shall not exceed ten percent (10%) of the Purchase Price (the “Cap”). Notwithstanding anything to the contrary contained in this Agreement, neither the Deductible nor the Cap shall apply to any Buyer Losses in the case of or in connection with (i) the breach of a Special Rep, (ii) fraud or intentional misrepresentation, (iii) UCC and Pennsylvania bulk sales laws and regulations, (iv) Seller’s employment of Employees or contractors, or (v) the Excluded Liabilities.

9.7          General Indemnification Provisions.

(a)          The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

(b)          Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

9.8          Timing of Payment; Right to Set-off; Recovery of Shares.

(a)          Any indemnification obligation of an Indemnitor under this ARTICLE IX will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 9.1, 9.2, 9.3 or 9.4, as applicable.

(b)          The provisions of this ARTICLE IX notwithstanding, at its sole discretion and without limiting any other rights of an Indemnitor under this Agreement or any Ancillary Document or at law or equity, to the extent that an Indemnitee is entitled to indemnification hereunder, if an Indemnitor fails or refuses to promptly indemnify an Indemnitee as provided herein, then an Indemnitee may offset the full amount to which such Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to an Indemnitor pursuant to this Agreement or any Ancillary Document, any Adjustment Amount required to be delivered under Section 2.8 after the Closing.

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(c)          Without limiting any of the foregoing or any other rights of Buyer or Parent under this Agreement or any Ancillary Document or at law or equity, in the event that Seller is liable to any Buyer Indemnitee for any Buyer Losses, and unless otherwise agreed to by the Parties, Seller shall pay seventy-five percent (75%) of the Buyer Losses in cash and twenty-five percent (25%) of such Buyer Losses by an assignment to the Buyer Indemnitee of the Shares then owned by Seller or its permitted transferees, free and clear of all liens, and such Shares shall be valued at $3.00 per Share. In the event that Seller fails to promptly transfer any such Shares pursuant to this Section 9.8(c), Parent shall be and hereby is authorized as the attorney-in-fact for Seller to transfer such Shares to the proper recipient thereof as required by this Section 9.8(c), and may transfer such Shares and cancel the stock certificates for such Shares on its books and records and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which shares of Parent Common Stock are listed or traded to do the same.

Article X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1         Nature and Survival of Representations. All representations and warranties of Seller, Buyer and Parent made in this Agreement (including in the Disclosure Schedule) will survive the Closing Date and shall remain in full force and effect for twelve (12) months following the Closing, unless otherwise explicitly extended by the terms of this Agreement; provided, however, that (i) the representations and warranties contained in Sections 4.16 (Environmental Matters), 4.18 (Employee Benefit Plans) and 4.19 (Taxes) shall survive until ninety (90) days after the applicable statute of limitations has expired and (ii) the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Capitalization; Subsidiaries), 4.3(Authority of Seller), 4.9 (Title to, and Sufficiency of, Transferred Assets), 4.26 (Brokers), 5.1 (Organization), 5.2 (Authority) and 5.4 (Fees and Commissions) (such representations and warranties in clauses (i) and (ii), collectively, the “Special Reps”) will survive indefinitely (in each case, the date until each such representation shall survive is herein referred to as the “Survival Date”).

10.2         No Merger. The covenants, terms, and provisions of this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

Article XI
MISCELLANEOUS

11.1         Amendment or Supplement; Waiver. This Agreement may only be amended or supplemented by mutual written agreement of GCT and Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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11.2         Expenses. Each Party hereto will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel (and with respect to Buyer including the fees incurred by Buyer in connection with Section 7.2(c); provided, however, that a Party will indemnify the other Party for any finder’s fees and expenses relating to the consummation of the transactions contemplated by this Agreement.

11.3         Entire Agreement. This Agreement (including all exhibits and schedules attached hereto) and the Ancillary Documents being executed herewith contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their permitted assigns or successors. Except for the indemnification rights of the Indemnitees set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their permitted assigns or successors, any rights, remedies, obligations or liabilities.

11.4         Assignment. None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person, except that Buyer or Parent may assign all its rights and obligations hereunder to any of its subsidiaries without any other Party’s consent, but such assignment by Buyer or Parent, as applicable, will not relieve it of its obligations for the ultimate performance thereof.

11.5        Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or by fax, email or by a national overnight courier service (return receipt requested) (with postage and other fees prepaid) as follows:

If to Buyer or Parent:	The Grilled Cheese Truck, Inc.
Attn: Robert Y. Lee
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324
Email Address: robbie@thegrilledcheese.com
Facsimile: _________________

With a copy to:	Clyde Snow & Sessions, PC
201 S. Main Street, 13th Floor
Salt Lake City, UT 84111
Attn: Brian A. Lebrecht
Email: bal@clydesnow.com
Facsimile: (801) 521-6280

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If to Seller:	DJR Suburban Square, Inc.
Attn: Jim Schaeffer
C/o Center Bridge Group
300 Conshohocken State Rd. Suite 210
West Conshohocken, PA 19248
Email Address: jimschaef@gmail.com
Facsimile: _________________

with a copy to:	Cozen O’Connor
Attn: Jason M. Shargel, Esq.
1650 Market Street
Philadelphia, PA 19103
Email Address: jshargel@cozen.com
Facsimile: 215-701-2179

or at such other address as Buyer or Seller may designate by ten (10) days advance written notice to the other Party hereto.

11.6         Liability of Parent and Buyer. Parent and Buyer shall be jointly and severally liable for all obligations of Parent or Buyer under this Agreement and any Ancillary Document.

11.7         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

11.8         Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9         Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

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11.10         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.11         Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.13         Counterparts/Fax Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signatures transmitted via facsimile or electronic transmission will constitute original signatures.

11.14         Litigation Expenses. If any action, suit or proceeding is brought by a Party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing Party incident to such proceeding, including reasonable attorney fees, will be paid by the other Party.

11.15         Exhibits and Schedules. All exhibits and schedules (including the Disclosure Schedule) attached to this Agreement are incorporated into this Agreement by reference. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the Parties under this Agreement and any Ancillary Document, the terms of this Agreement shall control and supersede such inconsistency, conflict or ambiguity.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the dates shown below, effective as of the day and year first above written.

BUYER:

GCT RUBY’S, INC.

By:	/s/ Algie Hodges
	Name:	Algie Hodges
	Title:	President

PARENT:

THE GRILLED CHEESE TRUCK, INC.

By:	/s/ Algie Hodges
	Name:	Algie Hodges
	Title:	Chief Executive Officer

SELLER:

DJR SUBURBAN SQUARE, INC.

By:	/s/ James R. Schaeffer
	Name:	Jim Schaeffer
	Title:	President

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Schedules	Disclosure Schedules:	Exhibits:
2.2(a) – Fixed Assets	4.2 – Capitalization; Subsidiaries	A – Certificate of Designation
2.2(c) – Inventories	4.4 – No Conflicts; Consents	B – Warrants
2.2(d) – Lease Deposits	4.5(a) – Financial Statements	C – Bill of Sale
2.2(g) – Assigned Contracts	4.5(b) – Financial Statements
2.2(h) – Litigation	Section 4.7 – Absence of Certain Changes, Events and Conditions
2.3(b) – Excluded Contracts
2.8 – Allocation of Purchase Price	4.8(a) – Material Contracts
3.2(d) – Necessary Consents	4.8(b) – Material Contracts
6.3 – Conduct of Business	4.10 – Real Property
4.11 – Fixed Assets
4.12(a) – Intellectual Property
4.12(d) – Intellectual Property
4.15(b) – Permits
4.16 – Environmental Matters
4.17 – Employment Matters
4.18(e) – Taxes
4.24 – Brokers

Schedule 2.2 (a)

Fixed Assets

Schedule 2.2(c)

Inventories

Schedule 2.2(d)

Lease Deposits

Schedule 2.2(g)

Assigned Contracts

Schedule 2.2(h)

Litigation

Schedule 2.3(d)

Excluded Contracts

Schedule 2.8

Allocation of Purchase Price

Schedule 3.2(d)

Necessary Consents

Schedule 6.3

Conduct of Business